Exhibit 99.1

Health Insurance Innovations Appoints Robert Murley As New Independent Board Director

TAMPA, Fla., October 29, 2014 (GLOBE NEWSWIRE) — Health Insurance Innovations, Inc., “HII” (Nasdaq:HIIQ), a leading developer and cloud-based administrator of affordable health insurance plans, ancillary products and research-driven consumer health insurance plan shopping tools is pleased to announce that a new independent director, Mr. Robert Murley, has been appointed to HII’s Board of Directors, effective immediately.

“On behalf of the Board and the Company, I’d like to welcome Mr. Murley. His wealth of public company board experience, his deep knowledge of the capital markets and his long history of advising many large corporations in multiple industries will provide valuable insights for the Company’s continued growth,” commented Mike Kosloske, CEO and Chairman of HII’s Board of Directors.

Mr. Murley is currently the Vice Chairman-Senior Advisor of Credit Suisse, LLC, having served in a number of senior leadership roles for almost 40 years with the firm, after beginning his career in New York. He later relocated to the Chicago office, where he served as the office head from 1991 to 2005. In 1999, he co-founded the Global Industrial and Services Group, one of the firm’s largest industry practices. In 2005, Mr. Murley was appointed as Chairman of Investment Banking for the Americas, serving in that position until April 2012, when he was appointed Vice Chairman-Senior Advisor. Mr. Murley currently serves as a director of two publicly-traded companies: Apollo Education Group, Inc., the nation’s largest for-profit education company, and Stone Energy Corporation, an independent oil and natural gas company. His civic activities include serving as Chair of the Board of Overseers of the UCLA Anderson School of Management, officer on the Board of Trustees of Princeton University, Chairman of the Board of the Educational Testing Service and trustee of the Museum of Science and Industry of Chicago.

Mr. Murley received his B.A. from Princeton University, his M.B.A. from the UCLA Anderson School of Management and his M.S. in International Economics from the London School of Economics.

Mr. Murley replaces Mr. Jeffrey Eisenberg who resigned from the Board of Directors of HII earlier this month. The Company will continue to utilize Mr. Eisenberg’s advisory consulting services in various areas of strategic importance and assisting in the development of marketing strategies. Mr. Eisenberg and HII’s Board of Directors have determined that Mr. Eisenberg’s consulting services and expertise will provide more value to the stockholders in these priority areas as compared to continued service as an outside director.

“We’re not actually losing Mr. Eisenberg, whose contributions to the HealthPocket acquisition as a Board member were invaluable. In fact, as a consultant to HII, we will continue to benefit from the type of strategic vision he has offered to companies like Google, HP and GE Healthcare,” reflected Mr. Kosloske.

About Health Insurance Innovations, Inc.

Health Insurance Innovations, Inc. (HII) develops affordable, high-quality health insurance products through partnerships with best-in-class insurance carriers, distributed through licensed insurance agents as plan configurations customized for the individual consumer. These transactions take place via the industry’s first virtual administrator, an entirely cloud-based proprietary process —Quote-Buy-Print— providing proof-of-coverage to insured in minutes rather than weeks. HII is a data-driven digital business informed by its consumer division. HII’s consumer division includes HealthPocket Research & Data, the largest repository (of any kind) of health insurance information and HealthPocket.com, the only online resource that offers consumers one-click access to unbiased rankings of all available health-insurance plans. Additional information about HII can be found at hiiquote.com.

CONTACTS:

Health Insurance Innovations, Inc.:

Dirk Montgomery

Chief Financial Officer

(877) 376 5831 ext. 282

dmontgomery@hiiquote.com

Investor Contact:

Susan Noonan

S.A. Noonan Communications, LLC

(212) 966 3650

susan@sanoonan.com